CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to Registration Statement No. 333-124463 on Form N-1A of our report dated June 26, 2008, relating to the financial statements and financial highlights of Managed Account Series (the “Fund”), comprising U.S. Mortgage Portfolio, High Income Portfolio, Global SmallCap Portfolio, and Mid Cap Value Opportunities Portfolio, appearing in the Annual Report on Form N-CSR of the Fund for the year ended April 30, 2008, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/    Deloitte & Touche LLP

Princeton, New Jersey

August 25, 2008